EXHIBIT 4.1

CONSENT OF MAJORITY HOLDERS OF 15% SECURED CONVERTIBLE
PROMISSORY NOTES DATED JANUARY 13, 2006

This Consent is executed and delivered on this 12th day of January 2007 by the undersigned holders of at least a majority in outstanding principal amount of those certain 15% Secured Convertible Promissory Notes issued by Matritech, Inc. (the “Borrower”) on January 13, 2006 (the “Series A Notes”) pursuant to the Securities Purchase Agreement, dated as of January 13, 2006, by and among the Borrower and the purchasers party thereto (the “Series A Purchase Agreement”). The undersigned holders of at least a majority in outstanding principal amount of the Series A Notes shall be referred to as the “Majority Holders.” All capitalized terms used in this Consent but not otherwise defined herein shall have the meanings ascribed to such terms in the Series A Notes.

WHEREAS, the parties have determined that it is in the best interests of the Borrower and all the Holders of the Series A Notes that the following consent be made.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  For purposes of making the principal and/or interest payments on the Series A Notes due on January 13, 2007, the following clause (iv) of Article XI.T of the Series A Notes is hereby waived in its entirety:

“(iv) the number of Installment Conversion Shares to be paid in the aggregate to all Holders in respect of any Installment Amount shall not exceed ten percent (10%) of the trading volume (as reported by Bloomberg) of the Common Stock for the period of twenty (20) consecutive trading days ending on the trading day immediately prior to such payment without the prior written consent within five (5) days of such payment of the Holder to receive its portion of the Installment amount in stock (it being acknowledged and agreed that if the Holder does not so consent to receiving such payment in Installment Conversion Shares, that payment may be deferred by the Holder, at its option, until the next scheduled Installment Date or any other mutually agreed upon date), provided, however, that the amount of deferred shares shall not be included in the calculation of the number of Installment Conversion Shares to be paid in respect of the subsequent Installment Amount for the purposes of this clause (iv);”.

2.  Except as expressly set forth herein, (a) the original terms and conditions of the Series A Notes shall remain in full force and effect; (b) this Consent shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Series A Notes or to be a waiver of any Event of Default whether arising before or after the date hereof or as a result of the transactions contemplated hereby (except for the specific consents referenced above, which shall be limited to their express terms and effective only for the specific instance and for the specific purpose specified herein); and (c) this Consent shall not preclude the future exercise of any right, remedy, power or privilege available to the Holders whether under the Series A Notes or otherwise, and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Series A Notes.

3.  This Consent may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts.

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IN WITNESS WHEREOF, the undersigned Borrower and the Majority Holders have caused this Consent to be executed as of the day first above written.

Borrower:

Matritech, Inc.

By: /s/ Stephen D. Chubb
Name: Stephen D. Chubb
Title:   Chief Executive Officer

IN WITNESS WHEREOF, the undersigned Borrower and the Majority Holders have caused this Consent to be executed as of the day first above written.

Holders:

SDS Capital Group SPC, Ltd., on behalf of its Class D segregated portfolio

By: /s/ Steven Derby
Name: Steven Derby
Title:  Director
Value of Series A Note: $1,740,000

ProMed Partners, L.P.

By: /s/ David B. Musket
Name:  David B. Musket
Title:  Managing Director
Value of Series A Note: $166,075

ProMed Offshore Fund, Ltd.

By: /s/ David B. Musket
Name:  David B. Musket
Title:  Managing Director
Value of Series A Note: $28,470

ProMed Offshore Fund II, Ltd.

By: /s/ David B. Musket
Name:  David B. Musket
Title:  Managing Director
Value of Series A Note: $1,055,455

H&Q Life Sciences Investors

By: /s/ Kathleen M. Eckert
Name: Kathleen M. Eckert
Title: Treasurer
Principal Amount of Series A Note:
$2,000,000

Address: 30 Rowes Wharf, Suite 4300
  Boston, MA 02110-3328
Fax:          (617) 772-8577

The term H&Q Life Sciences Investors is the designation of the Trustees for the time being under a Declaration of Trust dated February 20, 1992, as amended, and all persons dealing with H&Q Life Sciences Investors must look solely to the trust property for the enforcement of any claims against H&Q Life Sciences Investors, and neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of H&Q Life Sciences Investors.